Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 13th day of November, 2017 by and among Geoffrey S. Sheils (“Sheils”), First Sentry Bank, Inc., a West Virginia banking corporation (“First Sentry”), First Sentry Bancshares, Inc. , a West Virginia corporation and a bank holding company (“FS Holding Company”), Wesbanco, Inc., a West Virginia corporation (“Wesbanco”) and Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of Wesbanco (“Wesbanco Bank”)

WHEREAS, Sheils is a party to an Employment Agreement initially dated as of the 1st of December, 2015 and as amended (the “Employment Agreement”) under which Sheils serves as Chief Executive Officer and a Director of both First Sentry and FS Holding Company;

WHEREAS, the Employment Agreement provided Sheils with certain promises including payments on a Change in Control and certain types of termination of employment provisions, as well as assurances that his position, pay and other terms and conditions of employment would not be unilaterally changed after a change in control;

WHEREAS, First Sentry, FS Holding Company, Wesbanco and Wesbanco Bank are parties to that certain Agreement and Plan of Merger dated as of November 13, 2017 by which FS Holding Company will be merged with and into Wesbanco and the separate existence of FS Holding Company will cease (the “Merger”);

WHEREAS, if the Merger occurs, Sheils will be entitled to a payment, and Wesbanco and Wesbanco Bank seek to employ Sheils after the Merger as a Market President under similar but not identical terms as set forth in the Employment Agreement from and after the date on which the Merger is consummated (the “Merger Date”);

WHEREAS, Section X.C. of the Employment Agreement provides that the Employment Agreement may be amended if said amendment is in writing and signed by all parties to the Employment Agreement;

WHEREAS, Sheils, First Sentry, FS Holding Company, Wesbanco and Wesbanco Bank hereby agree to amend the Employment Agreement to apply to the employment relationship of Sheils with Wesbanco and Wesbanco Bank from and after the Merger Date, but to be effective if, but only if, the Merger is consummated.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.	Effectiveness of this Amendment. This Amendment shall not become effective and shall be null and void if the Merger is not consummated. This Agreement shall become effective immediately and without further action by any party upon the consummation of the Merger.

2.	Payment to Sheils. Immediately upon the Merger Date, Wesbanco shall pay, or caused to be paid, to Sheils the amount of $927,401.93, in a single cash payment subject to applicable withholding and payroll taxes.

3.	Addition of Parties. Effective on the Merger Date, Wesbanco and Wesbanco Bank shall be added as parties to the Employment Agreement and shall be included in each reference to First Sentry or FS Holding Company as the beneficiaries of the promises of Sheils or as obligors on promises made by First Sentry and FS Holding Company in the Employment Agreement.

4.	Change in Title and Duties. Effective on the Merger Date, Sheils shall become an employee of Wesbanco and Wesbanco Bank and Section II(A) of the Employment Agreement is amended to substitute Market President for Chief Executive Officer of First Sentry and FS Holding Company in each place where it appears and to restate Sheils’ reporting responsibilities as reporting to the individual appointed by Wesbanco and not directly to the Board of Directors. Wesbanco and Wesbanco Bank shall have no obligation to appoint Sheils as a director of Wesbanco or Wesbanco Bank.

5.	Change in Term. Effective on the Merger Date, the term of the Employment Agreement set forth in Section III of the Employment Agreement is amended to be a two-year, non-renewing term commencing on the Merger Date. Any renewal of the term of this Agreement must be in writing and executed by all parties to this Employment Agreement then in existence. At the end of that two-year Term, Sheils will become an employee at will and the term of the Employment Agreement shall end. Without limiting the foregoing, Sheils will not be entitled to a payment if the Employment Agreement, as amended by this Amendment, is not renewed.

6.	Change in Base Salary and Incentive Pay. Effective on the Merger Date, the annual Base Salary set forth in Section V(A) shall be amended to be $240,000. Effective on the Merger Date, V(B) shall be amended to provide that Sheils shall become entitled to participate in the Wesbanco annual incentive plan on the same terms and conditions as other Market Presidents and with an annual incentive target of 25% of base pay. The balance of Section V is amended to provide that Sheils shall participate in fringe benefits (including, but not limited to, retirement, life insurance, health and accident insurance benefits, vacation and sick leave), compensation and perquisite programs of Wesbanco on the same terms and conditions as other Market Presidents of Wesbanco, including eligibility for annual awards of stock options and restricted stock under the Wesbanco, Inc. Key Executive Incentive Bonus Option and Restricted Stock Plan.

7.	Change in Severance Arrangements. Effective on the Merger Date, Section IV is deleted, except for subsections (C) and (D) which are retained for definitional purposes. Section V(F) is deleted in its entirety and all such subsections are replaced by the following: “If Sheils is terminated by Wesbanco during the amended term of this Amendment for reasons other than Cause, death or Disability, Wesbanco shall pay Sheils a severance payment equal to his base pay at the rate then in effect for the shorter of the then remaining term as amended or one year.”

8.

Elimination of Change in Control Provision Section VI A. Effective on the Merger Date, Section VI.A. of the Employment Agreement is deleted in its entirety and all references to Section VI.A. in the Employment Agreement shall be of no force and effect. After the Merger Date, no Change in

Control payments are payable under the Employment Agreement. Notwithstanding the preceding sentence or any other provision of this Amendment, the parties expressly affirm that Section VI.B. “Gross-Up Payment” and Section VI.C “Determination of Gross Up Payment” shall survive and continue in effect as written, both (i) for the Term of this Amended Employment Agreement and (ii) thereafter respecting all “Payments” as defined therein.

9.	Reduction in Term of Restricted Covenants. The term of restrictions in Section VII are each amended to be for a period of one year following Sheils termination from employment.

10.	Remaining Provisions. Except (a) as amended in this Amendment and (b) for those provisions of the Employment Agreement not specifically amended but inconsistent with the amendments made in this Amendment, the remaining provisions of the Employment Agreement shall remain in full force and effect.

INTENDING TO BE legally bound, the parties hereto put their hands and seals on the date first written above:

First Sentry Bank, Inc.		Geoffrey S. Sheils

/s/ Robert H. Beymer

By:	Robert H. Beymer	/s/ Geoffrey S. Sheils
Its:	Chairman of the Board

First Sentry Bancshares, Inc.		Wesbanco, Inc.

/s/ Robert H. Beymer		/s/ Todd F. Clossin

By:	Robert H. Beymer	By:	Todd F. Clossin
Its:	Chairman of the Board	Its:	President

Wesbanco Bank, Inc.

/s/ Todd F. Clossin

By:	Todd F. Clossin
Its:	President

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